Exhibit 99.1
Xos Announces 1‑for‑30 Reverse Stock Split
LOS ANGELES — December 1, 2023 — Xos, Inc. (Nasdaq: XOS), a leading electric truck manufacturer and fleet electrification services provider, today announced that it intends to effect a 1‑for‑30 reverse stock split of its issued and outstanding shares of common stock, effective at 5:00 p.m. Eastern Time on December 6, 2023. Beginning on December 7, 2023, Xos’ common stock with the ticker symbol “XOS” will continue to trade on the Nasdaq Capital Market (“Nasdaq”) on a split-adjusted basis under the new CUSIP number 98423B 306. Xos’ publicly traded warrants will continue to trade on Nasdaq under the symbol “XOSWW” and the CUSIP number for the warrants will remain unchanged.
As previously disclosed, a series of alternate amendments to effect the reverse stock split was approved by Xos’ stockholders at Xos’ Annual Meeting of Stockholders held on May 31, 2023. The specific 1‑for‑30 ratio was subsequently approved by Xos’ Board of Directors. The reverse stock split is primarily intended to increase Xos’ per share trading price to bring Xos into compliance with Nasdaq’s listing requirement regarding minimum share price and maintain Xos’ listing on Nasdaq. Xos believes that the higher share price resulting from the reverse stock split may also make Xos’ shares more attractive to institutional and other investors.
Upon the effectiveness of the reverse stock split, every 30 shares of common stock issued and outstanding will automatically be combined and converted into one issued and outstanding share of common stock. No fractional shares will be issued in connection with the reverse stock split. Stockholders of record who otherwise would be entitled to receive fractional shares because they hold a number of shares of common stock not evenly divisible by the reverse stock split ratio will automatically be entitled to receive a cash payment in lieu of such fractional shares.
The reverse stock split will not reduce the number of authorized shares of common stock or change the par value of the common stock. The reverse stock split will affect all stockholders uniformly and will not affect any stockholder's ownership percentage of Xos’ shares of common stock (except to the extent that the reverse stock split would result in some of the stockholders receiving cash in lieu of fractional shares). The common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. All outstanding stock options, warrants, restricted stock units, convertible debt and similar securities entitling their holders to receive or purchase shares of common stock will be proportionally adjusted as a result of the reverse stock split, both in terms of their exercise prices or other stock price thresholds and as well as to the number of underlying shares, as required by the terms of each security. Accordingly, with respect to Xos’ publicly traded warrants trading under the symbol “XOSWW,” every 30 warrants outstanding immediately prior to the reverse stock split will be exercisable for one share of common stock at an exercise price of $345.00 per share, which is 30 times $11.50, the current exercise price per share. Proportional adjustments will also be made to the number of shares of common stock and restricted stock units issuable pursuant to the “Earn-Out” provisions of Xos’ Agreement and Plan of Merger dated February 21, 2021, as amended, and the associated triggering event price targets.

Xos’ transfer agent, Equiniti Trust Company, LLC, will serve as the exchange agent for the reverse stock split. Registered stockholders holding pre-reverse stock split shares of Xos’ common stock electronically in book-entry form are not required to take any action to receive post-reverse stock split shares. Those stockholders who hold their shares in brokerage accounts or in “street name” will have their positions automatically adjusted to reflect the reverse stock split, subject to each broker’s particular processes, and will not be required to take any action in connection with the reverse stock split.
Additional information about the reverse stock split can be found in Xos’ definitive proxy statement filed with the Securities and Exchange Commission on April 20, 2023.
About Xos, Inc.
Xos is a leading technology company, electric truck manufacturer, and fleet services provider for battery-electric fleets. Xos vehicles and fleet management software are purpose-built for medium- and heavy-duty commercial vehicles that travel on last-mile, back-to-base routes. The company leverages its proprietary technologies to provide commercial fleets with battery-electric vehicles that are easier to maintain and more cost-efficient on a total cost of ownership (TCO) basis than their internal combustion engine counterparts. For more information, please visit www.xostrucks.com.
Xos Contacts
Xos Investor Relations
investors@xostrucks.com
Xos Media Relations
press@xostrucks.com
Cautionary Statement Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the future effective date and intended effects of the reverse stock split. These forward-looking statements may be identified by the words “believe,” “plan,” “project,” “potential,” “seem,” “seek,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “target,” “opportunity,” “plan,” “may,” “could,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions and any other statements that predict or indicate future events or trends or that are not statements of historical matters, although not all forward-looking statements contain such identifying words. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. All forward-looking statements included in this press release are expressly qualified in their entirety by, and you should carefully consider, the foregoing factors and the other risks and uncertainties described under the heading “Certain Risks and Potential Disadvantages Associated with Reverse Stock Split” included in Xos’ definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) on April 20, 2023 and Xos’ other filings with the SEC, copies of which may be obtained by visiting Xos’ Investors

Relations website at https://investors.xostrucks.com/ or the SEC's website at www.sec.gov. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Xos assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Xos does not give any assurance that it will achieve its expectations.